EXHIBIT 99.1

FBR & Co. Reports Second Quarter 2016 Financial Results

Declares $0.20 per Share Quarterly Cash Dividend

Financial Highlights for the three months ended June 30, 2016:

  Net revenues of $20.9 million
  Net loss of $8.2 million, or $1.08 per share
  Repurchased 720 thousand shares of common stock, through a combination of open market purchases and netting of shares for tax withholding purposes on employee share vestings, at a total cost of $12.8 million
  Shareholders’ equity of $173 million and tangible book value per share of $22.89 on June 30, 2016

ARLINGTON, Va., July 14, 2016 (GLOBE NEWSWIRE) -- FBR & Co. (NASDAQ:FBRC) ("FBR" or the “Company"), a leading investment bank serving the middle market, today reported a net loss of $8.2 million, or $1.08 per share, on revenues of $20.9 million for the second quarter of 2016, compared to net income of $2.9 million, or $0.32 per diluted share, on revenues of $44.3 million for the second quarter of 2015, and a net loss of $5.5 million, or $0.72 per share, on revenues of $17.9 million for the first quarter of 2016. For the first half of 2016, FBR reported a net loss of $13.7 million, or $1.80 per share, compared to net income of $0.4 million, or $0.04 per diluted share, for the first half of 2015.

Composition of Revenues

Investment Banking

Investment banking revenue was $8.6 million for the second quarter of 2016, compared to $29.7 million for the second quarter of 2015 and $4.2 million for the first quarter of 2016.  During the quarter, FBR completed 18 client engagements representing $1.7 billion in transaction value, compared to 13 transactions representing $3.8 billion in transaction value for the same period in 2015, and 11 transactions representing $975 million in transaction value in the first quarter of 2016.  Transactions were completed across all industry groups with healthcare, real estate and energy being the largest contributors.

For the first half of 2016, investment banking revenue was $12.8 million compared to $42.4 million for the first half of 2015.  The decline in first half 2016 revenue versus the prior year primarily reflects continued challenges for the small cap IPO market as year-over-year activity declined by approximately 60 percent.

Institutional Brokerage

Net revenue generated in institutional brokerage was $11.6 million for the second quarter of 2016, compared to $14.3 million for the second quarter of 2015, and $14.4 million for the first quarter of 2016.  Lower industry-wide cash equities volume during the second quarter of 2016 led to the quarter-over-quarter decline in revenue.  For the first half of 2016, institutional brokerage revenue was $26.0 million compared to $28.0 million for the first half of 2015.

Expenses

Non-compensation fixed expenses for the second quarter of 2016 totaled $10.4 million, including expenses of approximately $1.0 million related to higher Annual Meeting costs as a result of a contested proxy vote, compared to $9.6 million for the second quarter of 2015 and $9.7 million for the first quarter of 2016. Compensation and benefits expense for the second quarter of 2016 was $16.7 million, compared to $24.3 million for the second quarter of 2015 and $18.0 million for the first quarter of 2016.

Employees

At June 30, 2016, the Company had 290 full-time employees, compared to 287 at March 31, 2016, and 293 at June 30, 2015.

Share Repurchase Activity

During the quarter ended June 30, 2016, the Company repurchased approximately 575 thousand shares of its common stock in the open market at an aggregate price of $10.1 million, or an average price of $17.49 per share.  Also, FBR acquired an additional 145 thousand shares outside of the share repurchase program as a result of netting of shares for tax withholding purposes on employee share vestings for $2.7 million.

Today the Board approved an increase in the Company’s available repurchase authorization to 750 thousand shares. Since 2010, FBR has repurchased 12.2 million shares in the open market, thereby returning over $237 million to shareholders.

Quarterly Dividend

The Board of Directors declared a quarterly cash dividend of $0.20 per common share to be paid August 26, 2016 to all shareholders of record as of the close of business on July 29, 2016.

Balance Sheet

As of June 30, 2016, FBR continues to maintain an unlevered and highly-liquid balance sheet, with cash and cash equivalents of $51.3 million, compared to $52.8 million as of March 31, 2016.  Over the last twelve months, FBR has significantly reduced its investment and trading desk positions in order to fund repurchase activity.  The Company ended the second quarter of 2016 with net investment positions of approximately $47 million, down from $65 million at the end of first quarter 2016 and $87 million at the end of 2015.

Shareholders’ equity as of June 30, 2016 was $173 million, and tangible book value per share was $22.89, based on 7.28 million shares outstanding, compared to shareholders’ equity of $195 million and tangible book value per share of $24.60 as of March 31, 2016.

Conference Call

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Friday, July 15, 2016, may do so via the Web or conference call at:

Webcast link:  http://edge.media-server.com/m/p/hf5e4tuq

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  39768169

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials;  insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES:
Investment banking:
Capital raising	$6,796	$27,827	$9,326	$37,111
Advisory	1,838	1,901	3,458	5,292
Institutional brokerage	9,550	12,441	21,734	24,684
Interest	7,382	8,008	15,746	14,993
Net investment income (loss)	479	3,679	(439)	7,029
Dividends & other	189	192	312	463
Total revenues	26,234	54,048	50,137	89,572
Interest expense	5,347	9,792	11,350	18,221
Revenues, net of interest expense	20,887	44,256	38,787	71,351

NON-INTEREST EXPENSES:
Compensation and benefits	16,692	24,275	34,687	42,230
Occupancy and equipment	3,178	3,103	6,511	6,161
Communications	2,214	2,576	4,768	5,587
Professional services	2,678	4,439	4,298	6,812
Business development	2,326	2,642	3,940	4,530
Clearing and brokerage fees	1,271	1,336	2,555	2,559
Other operating expenses	1,718	1,487	3,303	2,917
Total non-interest expenses	30,077	39,858	60,062	70,796

(Loss) income before income taxes	(9,190)	4,398	(21,275)	555

Income tax (benefit) provision	(982)	1,499	(7,613)	178

Net (loss) income	$(8,208)	$2,899	$(13,662)	$377

Basic (loss) income per share	$(1.08)	$0.36	$(1.80)	$0.04
Diluted (loss) income per share	$(1.08)	$0.32	$(1.80)	$0.04

Weighted average shares - basic	7,600	8,084	7,584	8,453
Weighted average shares - diluted	7,600	9,159	7,584	9,634
Cash dividends per common share	$0.20	$0.20	$0.40	$0.20

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
ASSETS	2016	2015

Cash and cash equivalents	$51,347	$70,067
Receivables:
Securities borrowed	969,006	685,037
Due from brokers, dealers and clearing organizations	5,922	5,513
Customers	4,422	1,429
Other	3,188	5,895
Financial instruments owned, at fair value	47,571	94,923
Other investments, at cost	6,539	6,539
Goodwill and intangibles	6,011	6,273
Furniture, equipment, software and leasehold improvements, net	13,865	15,071
Deferred tax assets, net of valuation allowance	45,642	37,497
Prepaid expenses and other assets	6,027	5,172
Total assets	$1,159,540	$933,416

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Securities loaned	$968,681	$687,443
Financial instruments sold, not yet purchased, at fair value	-	1,934
Accrued compensation and benefits	2,838	13,325
Accounts payable, accrued expenses and other liabilities	15,304	19,947
Total liabilities	986,823	722,649

Shareholders' equity:
Common stock	7	7
Additional paid-in capital	254,963	259,011
Restricted stock units	15,076	35,929
Accumulated deficit	(97,329)	(84,180)
Total shareholders' equity	172,717	210,767

Total liabilities and shareholders' equity	$1,159,540	$933,416

Book Value per Share	$23.72	$28.69

Tangible Book Value per Share	$22.89	$27.83

Shares Outstanding (in thousands)	7,282	7,347

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-2 16	Q-1 16	Q-4 15	Q-3 15	Q-2 15
Revenues, net of interest expense	$20,887	$17,900	$23,464	$25,580	$44,256

Expenses:
Variable	6,728	6,436	7,467	5,712	17,094
Fixed	23,349	23,549	26,001	26,178	22,764

Income (loss) before income taxes	(9,190)	(12,085)	(10,004)	(6,309)	4,398
Income tax (benefit) provision	(982)	(6,631)	(5,594)	(2,881)	1,499

Net (loss) income	$(8,208)	$(5,454)	$(4,410)	$(3,428)	$2,899

Return on equity (trailing twelve months)	-10.6%	-4.8%	-3.2%	-0.9%	1.8%

Fixed expenses	$23,349	$23,549	$26,001	$26,178	$22,764
Less: Non-cash expenses[1]	582	-	1,701	2,373	1,134
Corporate transaction costs[2]	-	-	-	691	-
Core fixed costs[3]	$22,767	$23,549	$24,300	$23,114	$21,630

Statistical Data
Revenues per employee (annualized)	$288	$249	$310	$337	$604

Employee count	290	287	303	304	293

[1]	Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangibles.

[2]	Corporate transaction costs in Q3 2015 include non-recurring costs related to a business combination.

[3]	Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company’s fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com
Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com